Exhibit 17.1

RESIGNATION NOTICE

March 19, 2012

Board of Directors

Nova Mining Corp.

2903 ½ Frank Gay Rd.

Marcellus, NY 13108

Dear Sirs:

I hereby resign as President of Nova Mining Corp. (the “Corporation ”), effective as of 5:00 PM New York time on March 19, 2012.

My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation or policies, including, without limitation, accounting or financial policies, or practices.

Sincerely,

/s/ Carmen Joseph Carbona
Carmen Joseph Carbona